Exhibit 99.1

AMERICAN GREETINGS ANNOUNCES ACQUISITION OF SENIOR SECURED

DEBT OF CLINTON CARDS PLC

CLEVELAND (May 9, 2012) – American Greetings Corporation (NYSE: AM) today announced that it has acquired all of the outstanding senior secured debt of Clinton Cards PLC (“Clinton Cards”) for approximately $56 million (approximately £35 million) through a subsidiary in the United Kingdom (“UK”).

Clinton Cards, one of the largest specialty retailers of greetings cards in the UK, has approximately 750 stores and annual revenues of approximately $600 million (approximately £364 million excluding VAT) across its two primary retail brands, Clinton Cards and Birthdays. The legacy Clinton Cards business has been an important customer to American Greetings’ international business for approximately forty years, and is one of American Greetings’ largest customers.

Separate from the recently acquired senior secured debt, American Greetings has approximately $25 million of unsecured exposure to Clinton Cards, a majority of which is now in default. There have been repeated discussions with Clinton Cards since September 2011 concerning issues with our on-going supplies to it. Despite this, Clinton Cards has defaulted in respect of numerous payment obligations under our supply arrangements and we have recently stopped shipping product to Clinton Cards. In light of its financial distress, we believe that other suppliers have also recently stopped shipping product to Clinton Cards. As a result of its failure to pay amounts owed to us, together with the current state of its business, we expect that a portion of our unsecured exposure from Clinton Cards may be impaired.

After extensive discussions with Clinton Cards’ management, board, and financial and legal advisors, on May 9, 2012, Clinton Cards invited American Greetings to place its business into administration, a procedure broadly similar to Chapter 11 bankruptcy in the United States, which gives the company (under the control of its administrators) an opportunity to restructure its business.

Chief Executive Officer Zev Weiss said, “We would like to see Clinton Cards continue as an important retailer in the specialty channel of distribution in the UK greeting card market. We expect that our recent investment will allow us to work closely with the administrators while they consider Clinton Card’s restructuring options. As secured lender, we are better positioned to assist in identifying and obtaining the best possible solution for Clinton Cards, where we may ultimately participate in the ownership of the business or may continue as a supplier to any buyer of the business. We believe that properly managed, and with the appropriate capital structure, Clinton Cards could be both an important and profitable retailer in the specialty channel of distribution over the long term.”

About American Greetings Corporation

For more than 100 years, American Greetings Corporation (NYSE: AM) has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-packaging and boxed cards.

American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.7 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

CONTACT:

Gregory M. Steinberg

Treasurer and Executive Director of Investor Relations

American Greetings Corporation

216-252-4864

investor.relations@amgreetings.com

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Factors That May Affect Future Results

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and may be beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future performance, include, but are not limited to, the following:

•	the failure of Clinton Cards to successfully restructure its business or repay its obligations to American Greetings as a secured lender or a supplier;

•	a weak retail environment and general economic conditions in the UK; and

•	the loss of Clinton Cards as a customer.

In addition, this release contains time-sensitive information that reflects management’s best analysis as of the date of this release; however the risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company believes to be immaterial also may adversely affect American Greetings. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have a material adverse effect on our business, financial condition and results of operations. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012.